090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170271512-98
	Filing Date and Time 06/23/2017 1:10 PM
	Entity Number E0453732009-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ORIGINAL SOURCE ENTERTAINMENT, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation of Original Source Entertainment, Inc. have been amended as follows:
1. Article I is hereby amended and restated in its entirety to read as follows:
"The name of the corporation is NeuroOne Medical Technologies Corporation."
2. Section 1 of Article III is hereby amended and restated in its entirety to read as follows:
"Authorized Capital. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is Ten Million ("10,000,000). The Common Stock shall have a par value of $0.001 and the Preferred Stock shall have a par value of $0.001."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68.99%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Amer Samad, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.